UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14099	13-3386485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 Fifth Avenue New York, New York	10022
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (646) 521-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously described in our public filings, on June 20, 2005, LCE Holdings, Inc. (“LCE Holdings”), the parent company of Loews Cineplex Entertainment Corporation (“Loews”), entered into a definitive merger agreement with Marquee Holdings Inc. (“Marquee Holdings”), the holding company of AMC Entertainment Inc. (“AMCE”), one of the world’s leading film exhibition companies. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of Loews and AMCE, the merger of LCE Holdings with and into Marquee Holdings, with Marquee Holdings continuing as the holding company of the merged businesses, and the merger of Loews and AMCE, with AMCE continuing after the merger (after the merger, the “Combined Company”). Loews refers to the merger of Marquee Holdings with LCE Holdings and the merger of AMCE with Loews as, collectively, the “Mergers.” The transactions are expected to close in the first quarter of 2006 and are subject to the satisfaction of customary closing conditions for transactions of this type, including completion of financing to refinance AMCE’s amended credit facility and Loews’ senior secured credit facility. In addition, the Mergers are subject to antitrust approvals that have resulted in agreements with the Department of Justice and Attorneys General of California, Washington and the District of Columbia to divest 10 theatres and 120 screens in 7 U.S. markets. Upon completion of the Mergers, the existing stockholders of Marquee Holdings would hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, would hold approximately 40% of the outstanding capital stock. AMCE expects to pay costs and incur expenses related to this transaction, including one-time termination benefits, of approximately $80,000,000.

In connection with the Mergers, AMCE intends to refinance its existing senior secured credit facility and Loews’ existing senior secured credit facility. In addition, AMCE intends to repurchase Loews’ outstanding 9.0% senior subordinated notes due 2014 (the “Notes”) pursuant to a tender offer and consent solicitation. Loews intends to consummate the Mergers concurrently with the refinancing of AMCE’s existing senior secured credit facility and Loews’ existing senior secured credit facility, as well as the completion by Loews of a tender offer for the Notes, collectively, with the divestitures described above, “Merger Transactions.”

The completion of the tender offer for the Notes is not a condition to the consummation of the Mergers. However, if Loews does not complete the tender offer for the Notes and the related consent solicitation, then under the terms of the indenture governing these notes, the Combined Company will be required to make a change of control offer and give holders of the Notes an opportunity to sell the notes to the Combined Company at a price of 101% of the principal amount of the notes, plus accrued and unpaid interest and additional interest (as defined in the indenture), if any, to the date of repurchase. AMCE has secured commitments to finance this repurchase offer, should it become necessary.

On July 30, 2004, Holdings, a company formed by investment funds affiliated with Bain Capital, The Carlyle Group and Spectrum Equity Investors acquired 100% of the capital stock of Loews and, indirectly, Grupo Cinemex S.A. de C.V., or Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under its existing senior secured credit facility, the issuance of the Notes and cash equity investments by Bain Capital, The Carlyle Group and Spectrum Equity Investors. Prior to the closing of the acquisition, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. In addition, Loews has entered into definitive agreements to sell its interest in Megabox Cineplex, Inc. (“Megabox”), Loews’ joint venture in South Korea, and expects the sale to close in late 2005 or early 2006. In this current report on Form 8-K, the transactions described in this paragraph and the payment of fees and expenses related thereto are referred to as the “Loews Transactions.”

On December 23, 2004, AMCE completed a merger in which it was acquired by Marquee Holdings, a newly created investment vehicle owned by J.P. Morgan Partners (BHCA) L.P. and certain other affiliated funds managed by J.P. Morgan Partners, LLC (collectively, “JPMP”) and Apollo Investment Fund V, L.P. and certain related investment funds (collectively, “Apollo”) and certain other co-investors. Marquee Inc. (“Marquee”), a wholly-owned subsidiary of Marquee Holdings, merged with and into AMCE, with AMCE as the surviving entity. Pursuant to the terms of the merger, each issued and outstanding share of AMCE’s common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of AMCE’s preferred stock was converted into the right to receive $2,727.27 in cash. The total value of the merger and related transactions was approximately $2.0 billion (approximately $1.67 billion in equity and the assumption of $750 million in debt less $397 million in cash and equivalents). Following consummation of the merger, AMCE became a privately held company, wholly owned by Marquee Holdings. Marquee Holdings is currently owned by JPMP, Apollo, other co-investors and by certain members of management. The consideration paid in the merger was funded with the proceeds from the issuance of AMCE’s 8 5/8% senior fixed rate notes due 2012 and senior floating rate notes due 2010, the proceeds from the issuance of Marquee Holdings’ 12% senior discount notes due 2014, equity contributions by JPMP, Apollo and the other co-investors and cash on hand. Concurrently with the consummation of the merger, AMCE entered into an amendment to its existing $175.0 million revolving credit facility. In this current report on Form 8-K, the transactions described in this paragraph and the payment of fees and expenses related thereto are referred to as the “Marquee Transactions.”

Attached to this current report on Form 8-K, for purposes of Regulation FD, are AMCE’s unaudited pro forma financial statements giving effect to the Merger Transactions. AMCE has derived the unaudited pro forma condensed consolidated financial statements included in this current report on Form 8-K by applying pro forma adjustments attributable to the Merger Transactions, AMCE’s contribution of assets by National Cinema Network (“NCN”) to a new joint venture company called National CineMedia, LLC (“NCM”), the Loews Transactions (including the proposed sale of Megabox) and the Marquee Transactions to AMCE’s and Loews’ historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations data for the 52 weeks ended March 31, 2005, the 52 weeks ended September 29, 2005 and the 26 weeks ended September 29, 2005 give effect to the Merger Transactions, the Marquee Transactions, the Loews Transactions and AMCE’s contribution of NCN assets to NCM as if they had each occurred on April 2, 2004. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Merger Transactions as if they had occurred on September 29, 2005. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

The pro forma adjustments for the Merger Transactions related to fees and expenses, debt issue costs and interest expense are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments for the Merger Transactions described in the accompanying notes will be made as of the closing date of the Merger Transactions and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information of AMCE is for illustrative and informational purpose only and should not be considered indicative of the results that would have been achieved had the Merger Transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

Item 8.01.	Other Events.

As announced in a press release dated December 21, 2005, which is attached hereto as Exhibit 99.1, and pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 21, 2005, which is attached hereto as Exhibit 99.2, Loews commenced a tender offer for all of its outstanding 9% Senior Subordinated Notes due 2014 (the “Notes”) and is concurrently soliciting the consent of holders of the Notes to amend certain provisions of the indenture governing the Notes dated July 30, 2004, as amended, between the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Indenture”). The proposed amendments to the Indenture governing the Notes would, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture.

Item 9.01.	Financial Statements and Exhibits.

(a)	Press release dated December 21, 2005 (Exhibit 99.1).

(b)	Offer to Purchase and Consent Solicitation Statement dated December 21, 2005 (Exhibit 99.2).

(c)	Pro Forma Financial Information (Exhibit 99.3).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/S/ JOHN J. WALKER
John J. Walker
Senior Vice President and
Chief Financial Officer

Date: December 21, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION.

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated December 21, 2005

99.2	Offer to Purchase and Consent Solicitation Statement dated December 21, 2005

99.3	Pro Forma Financial Information